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                        CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the filing of our opinion to the Board of Directors of Fortune Bancorp, Inc. to be dated April 5, 1994 as an annex to the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4. We also consent to the references to us in such Proxy Statement/Prospectus.



/s/ Dillon, Read & Co., Inc.
DILLON, READ & CO. INC.
New York, New York
April 1, 1994